SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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999 Lake Drive

Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Thursday, January 26, 2012, at 4:00 p.m., for the following purposes:

1.    To elect the five Class I directors nominated by the Board of Directors to hold office until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2012;

3.    To approve an amendment to the Company’s Fifth Restated 2002 Stock Incentive Plan to increase the number of shares available to be granted under the plan;

4.    To approve, on a non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2011 as disclosed in these materials;

5.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 21, 2011, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 25, 2012. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 25, 2012. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

Joel Benoliel
Secretary

December 13, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Meeting of Shareholders to be Held on January 26, 2012

The Proxy Statement and Annual Report to Shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

DRIVING DIRECTIONS	PARKING

•     From Seattle via SR-520:

•     Take SR-520 east to I-405 south.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Ave NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center’s Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6’9” tall.

•     From Seattle via I-90:

•     Take I-90 east to I-405 north.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Avenue NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

Bellevue Corporate Plaza Garage handles overflow parking for Meydenbauer Center. It is located at NE 6th Street on 110th Ave. NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, and left into the parking structure.

Parking in these two facilities for this event will be paid by the Company. As you leave, tell the attendant you attended Costco’s Shareholders Meeting.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 26, 2012

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 26, 2012, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 13, 2011.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the amendment of the Company’s 2002 Stock Incentive Plan; and

4.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on November 21, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 435,204,455 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of directors, the five directors receiving the highest number of votes will be elected. The Company’s bylaws provide that if in an uncontested election for directors a nominee receives a greater number of “withhold” votes than votes “for” the nominee shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer.

With respect to proposal 2, the ratification of the selection of the Company’s independent auditors, to approve the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”

With respect to proposal 3, the amendment of the Company’s 2002 Stock Incentive Plan, to approve the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”

With respect to proposal 4, the advisory vote on executive compensation, to approve the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of James D. Sinegal, Jeffrey H. Brotman, Richard A. Galanti, Daniel J. Evans and Jeffrey S. Raikes is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2015 and until his or her successor is elected and qualified. All nominees are current directors.

Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board of Directors. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

The following candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, academia, government service, and other public and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.

The Board of Directors unanimously recommends that you vote FOR Proposal 1.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position With the Company	Age	Expiration of Term as Director
James D. Sinegal	Chief Executive Officer and Director	75	2012
Jeffrey H. Brotman	Chairman of the Board of Directors	69	2012
Benjamin S. Carson, Sr., M.D.	Director	60	2013
Susan L. Decker	Director	49	2014
Daniel J. Evans	Director	86	2012
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	55	2012
William H. Gates	Director	86	2013
Hamilton E. James	Lead Independent Director	60	2013
W. Craig Jelinek	President, Chief Operating Officer and Director	59	2013
Richard M. Libenson	Director	69	2014
John W. Meisenbach	Director	75	2014
Charles T. Munger	Director	87	2014
Jeffrey S. Raikes	Director	53	2012
Jill S. Ruckelshaus	Director	74	2013

Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

James D. Sinegal is Chief Executive Officer of the Company; he was also President until February 2010. He will retire as Chief Executive Officer on January 1, 2012. Mr. Sinegal is a co-founder of the Company and has been a director since its inception. Mr. Sinegal’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chief Executive Officer, his extensive career in the retail industry, and his extensive knowledge of our Company’s business developed over the course of his long career here.

Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been Chairman of the Board since the Company’s inception, except from October 1993 to December 1994, when he was Vice Chairman. Mr. Brotman’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chairman of the Board, his extensive knowledge of our Company’s business developed over the course of his long career here, and his previous service on the boards of other public companies.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. Since 1984 he has been a Professor and Director of Pediatric Neurosurgery at Johns Hopkins Medicine. Dr. Carson has also served as a director of Kellogg Company since 1997. Dr. Carson has written extensively and is a frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the board of another public company, and his important role in one of the nation’s leading institutions of higher learning.

Susan L. Decker has been a director of the Company since October 2004. She currently serves on various for-profit and non-profit boards of directors. Previously, she served as Entrepreneur-in-Residence at Harvard Business School during the 2009-10 school year. Ms. Decker was President of Yahoo! Inc. from June 2007 to April 2009. Prior to becoming President, she served as the head of one of Yahoo!’s two major business units, the Advertiser and Publisher Group, and as Executive Vice President and Chief Financial Officer from June 2000 to June 2007. She is a director of Berkshire Hathaway Inc., Intel Corporation, and LegalZoom.com and was previously a director of Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.

Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as a U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group. Mr. Evans’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in government and public service.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.

William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. Mr. Gates serves on the Board of Regents of the University of Washington. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms. Mr. Gates’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the legal profession, one of the country’s largest foundations, and other public-service positions.

Hamilton E. James has been a director of the Company since August 1988 and the lead independent director since 2005. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously a director of Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.

W. Craig Jelinek has been a director and President and Chief Operating Officer of the Company since February 2010. He will become Chief Executive Officer on January 1, 2012. Mr. Jelinek previously was Executive Vice President in charge of merchandising since 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.

Richard M. Libenson has been a director of the Company since October 1993. He was a founder and director of The Price Company from its formation in 1976 until October 1993 and was an executive officer of The Price Company from 1976 until October 1989. Mr. Libenson’s qualifications to serve on the Board include his roles as a long-serving consultant to the Company and his extensive knowledge of our Company’s business developed over the course of his long career here and with The Price Company.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.

Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.

Jeffrey S. Raikes has been a director of the Company since December 2008. He has been the Chief Executive Officer of the Bill & Melinda Gates Foundation since September 2008. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes qualifications to serve on the Board include broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at one of the country’s largest foundations.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of various non-profit organizations. Previously she was a director of Lincoln National Corporation. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences in government and other public service.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Governance committees meets the NASDAQ Global Select Market listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment. Each committee has a written charter, which may be viewed at our website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome. Directors deemed independent are Mses. Decker and Ruckelshaus and Messrs. Carson, Evans, Gates, James, Munger and Raikes, who constitute a majority of the Board of Directors. The non-executive directors of the Company meet in executive session presided over by the Lead Independent Director at no less than two meetings of the Board of Directors each year.

Audit Committee.    The functions of the Audit Committee include (among others):

•	providing direct communication between the Board of Directors and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•

reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the committee are Messrs. Munger (chair), Evans and Ms. Decker. The Board of Directors has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met eight times during fiscal 2011. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the chief executive officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock options and other stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief

Executive Officer and Chairman of the Board with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Carson (chair), Munger and Ms. Ruckelshaus. The committee met once during fiscal 2011. A report of the committee is set forth below.

Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Evans and Gates (chair) and Ms. Ruckelshaus. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in Proposal 1. The committee met two times in fiscal 2011. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate.

The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our Bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our Bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the fourteen directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, academia, government service, and other public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every third year. The assessment seeks to identity specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences.

Formal nomination of candidates by shareholders requires compliance with section 2.1 of the Bylaws. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.

Corporate Governance Guidelines.    The Board of Directors has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.

Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. As a co-founder of the Company, Mr. Brotman has played a critical role in the growth of the Company, and his role as Chairman will be complemented by the role of Mr. Jelinek as president and chief executive officer and a more active participant in day to day management of the Company. In addition, the Board believes that it obtains effective additional board leadership through the role of the Lead Independent Director, currently filled by Hamilton E. James. The Lead Independent Director presides over executive sessions of the Board and otherwise facilitates communication among senior management and the non-employee directors.

The Role of the Board in Risk Oversight.    One of the Board’s functions is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives.

Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management briefing on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate. The Audit Committee also oversees issues related to internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning and reviews succession plans each year. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.

Compensation of Directors

The following table summarizes information regarding director compensation for the non-employee directors of the Company for fiscal 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Benjamin S. Carson, Sr., M.D.	35,000	186,509			221,509
Susan L. Decker	43,000	186,509			229,509
Daniel J. Evans	44,000	186,509	286		230,795
William H. Gates	36,000	186,509			222,509
Hamilton E. James	34,000	186,509			220,509
Richard M. Libenson	34,000	186,509	324,850	(4)	545,359
John W. Meisenbach	34,000	186,509			220,509
Charles T. Munger	43,000	186,509			229,509
Jeffrey S. Raikes	35,000	186,509	286		221,795
Jill S. Ruckelshaus	37,000	186,509			223,509
Richard D. DiCerchio	7,500	16,351	39,007		62,858

(1)	Represents the amount of cash compensation received for fiscal 2011 Board service.

(2)	In 2011, the Board of Directors granted 3,000 units of restricted stock (“RSUs”) to each of the non-employee directors. These awards will vest over a three-year period, subject to the director’s continued Board service, and certain acceleration provisions upon retirement from the Board. This column represents the grant-date fair value of the RSUs granted to each non-employee director in 2011. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received by the non-employee directors during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 28, 2011.

(3)	Directors, their families, or invited guests occasionally fly on corporate aircraft as additional passengers on existing business flights. In those cases, any incremental cost to the Company is de minimis, and as a result, no amount is reflected in the table. Internal Revenue Service rules attribute taxable value to such transactions. The amounts for Mr. Evans and Mr. Raikes reflect compensation for the associated income tax obligation.

(4)	Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation he owns was paid $300,000 during fiscal 2011. In addition, the Company paid premiums on long-term disability insurance in the amount of $6,079, and premiums for health care insurance in the amount of $18,771. Mr. Libenson received benefits associated with term life-insurance amounting to $5,844 under a split-dollar endorsement plan but for which the Company did not pay a premium this fiscal year. These transactions were approved by the Audit Committee.

(5)	Mr. DiCerchio retired from the Board of Directors in January 2011.

Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties.

Each non-employee director receives an annual grant of 3,000 restricted stock units (“RSUs”) near the beginning of the fiscal year. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant. RSUs granted after September 29, 2006, are subject to accelerated vesting upon the director’s retirement: 50% after five years of service and 100% after ten years of service. In 2006 the equity portion of the director compensation program was revised to replace stock options with RSUs, consistent with the change made for employees. The compensation for non-executive directors was last adjusted in fiscal 2006 and was not reevaluated this fiscal year. In fiscal 2009, the Board adopted guidelines requiring non-executive directors to own and maintain at least 6,000 shares of Company stock by April 2014 or within five years of joining the Board.

As of the end of fiscal 2011, non-employee directors held the following shares and outstanding equity awards:

Name	Stock Options	Restricted Stock Units	Shares Owned	Total
Benjamin S. Carson, Sr., M.D.	24,000	6,000	10,500	40,500
Susan L. Decker	18,000	6,000	20,500	44,500
Daniel J. Evans	36,000	6,000	11,800	53,800
William H. Gates	16,500	6,000	22,840	45,340
Hamilton E. James	48,000	6,000	26,120	80,120
Richard M. Libenson	—	6,000	105,595	111,595
John W. Meisenbach	—	6,000	50,000	56,000
Charles T. Munger	24,000	6,000	133,949	163,949
Jeffrey S. Raikes	—	5,750	8,500	14,250
Jill S. Ruckelshaus	36,000	6,000	12,566	54,566

Pursuant to indemnification agreements previously approved by the Company’s shareholders, in connection with the derivative actions relating to stock options and with the approval of the Board, the Company in fiscal 2011 paid on behalf of non-executive directors and executive officers approximately $133,000 and $44,000 respectively, in attorneys’ fees and costs.

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met four times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served, with the exception of Mr. Jelinek, who missed one Board meeting. As set forth in our Corporate Governance Guidelines, directors are invited and encouraged to attend meetings of shareholders. Nine directors attended the Annual Meeting of Shareholders in 2011.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 21, 2011.

Name and Address of Beneficial Owner	Shares		Percent[1]
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	33,764,796	[3]	7.76%

Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	32,604,727	[2]	7.49%

(1)	Based on 435,204,455 shares of common stock outstanding on November 21, 2011. In accordance with SEC rules, percent of class as of November 21, 2011, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Davis Selected Advisers, LP on November 10, 2011.

(3)	Information based on Form 13F-HR filed with the SEC by Capital World Investors on November 14, 2011.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 21, 2011.

Name of Beneficial Owner	Shares Beneficially Owned[1]		Options[2]	Total		Percent of Class[3]
James D. Sinegal	2,055,599	[4]	300,000	2,355,599	[4]	*
Jeffrey H. Brotman	721,718	[5]	450,000	1,171,718	[5]	*
W. Craig Jelinek	161,817		300,000	461,817		*
Benjamin S. Carson, Sr., M.D.	19,500		12,000	31,500		*
Susan L. Decker	29,500	[6]	18,000	47,500	[6]	*
Daniel J. Evans	28,421	[7]	—	28,421	[7]	*
Richard A. Galanti	50,740		130,000	180,740		*
William H. Gates	31,840		16,500	48,340		*
Hamilton E. James	35,120		48,000	83,120		*
Richard M. Libenson	114,595	[8]	—	114,595	[8]	*
John W. Meisenbach	59,000	[9]	—	59,000	[9]	*
Charles T. Munger	142,949	[10]	24,000	166,949	[10]	*
Joseph P. Portera	98,244		—	98,244		*
Jeffrey S. Raikes	17,250		—	17,250		*
Jill S. Ruckelshaus	21,566		36,000	57,566		*
Dennis R. Zook	39,083		—	39,083		*
All directors and executive officers as a group (21 persons)	4,126,709		1,334,500	5,461,209		1.21%

*	Less than 1%.

(1)	Includes RSUs outstanding

(2)	Includes options exercisable within 60 days of November 21, 2011.

(3)	Based on 435,204,455 shares of our common stock outstanding, 9,186,664 RSUs outstanding, and 5,322,558 options exercisable on November 21, 2011. In accordance with SEC rules, percent of class as of November 21, 2011, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(4)	Includes 1,119,410 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 397,410 pledged shares.

(5)	Includes 626,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. The trust maintains a margin securities account at a brokerage firm, and the positions held in the margin account, which may from time to time include but are not limited to shares of company common stock, are pledged as collateral for the repayment of a loan. At November 21, 2011, the trust held 626,702 shares of company common stock in this account but assets other than these shares were sufficient to secure the debt associated with the account. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(6)	Includes 7,500 pledged shares.

(7)	Includes 9,600 shares held by a trust of which Mr. Evans is a trustee.

(8)	Includes 102,595 shares held by a trust of which Mr. Libenson is a trustee and beneficiary.

(9)	Includes 50,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(10)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

Equity Compensation Plan Information

(at Fiscal Year-End)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(A)	Weighted-average exercise price of outstanding options, warrants and rights(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans approved by security holders	15,643,452	40.07	8,565,227
Equity compensation plans not approved by security holders	—	—	—

Total	15,643,452	40.07	8,565,227

(A)	Includes 9,726,753 shares of common stock issuable upon vesting of outstanding RSUs granted under the Fifth Restated 2002 Stock Incentive Plan and predecessor plans.

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

(C)	Available for issuance under the Fifth Restated 2002 Stock Incentive Plan, assuming issuance as RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, the Chairman of the Board of Directors, the Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2011 (the “Named Executive Officers”). Our Named Executive Officers for fiscal 2011 were: James D. Sinegal, Chief Executive Officer; Jeffrey H. Brotman, Chairman of the Board; W. Craig Jelinek, President and Chief Operating Officer; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Dennis R. Zook, Executive Vice President, COO-Southwest and Mexico Divisions.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our executives and employees to continue to feel part of the Company and to participate in the growth of our business. Historically, the Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee (the “Committee”), the Company’s compensation programs have historically contributed to the financial and competitive success of the Company. Accordingly, the Committee believes that it has been desirable to continue compensation programs that have been persistent features at the Company for a number of years.

The compensation levels approved by the Committee for the Named Executive Officers for fiscal 2011 are not materially changed from those approved for the prior year, except for the increase in RSUs granted to Mr. Jelinek in connection with his promotion to Chief Operating Officer and the decrease in RSUs granted to Mr. Sinegal at his request. The Committee established the elements of executive compensation for fiscal 2011 in the fall of 2010, before the advisory shareholder vote on executive compensation in January 2011. The Committee gave final approval to the actual fiscal 2011 compensation levels in October 2011. At that time, the Committee noted the results of the advisory shareholder vote, with over 98% of votes cast in favor, and that vote has not caused the Committee to recommend any changes to our compensation policies.

Role of the Compensation Committee

The Committee determines the amounts and elements of compensation for our Chief Executive Officer and Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”

During fiscal 2011, the Committee consisted of Dr. Carson (chair), Mr. Munger and Ms. Ruckelshaus. The Committee has authority under its charter to engage compensation consultants but has not used consultants of any kind. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses, and (iv) approves the executive officer cash bonus plan for the current fiscal year.

Elements of Compensation

The components of our executive compensation programs are equity compensation (since fiscal 2006 consisting solely of RSUs), base salary, a discretionary cash bonus program, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and modest perquisites. The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.

The Committee did not extensively reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.

RSUs.    RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation above others helps to align the interests of employee-grantees with those of shareholders, both in the short term (with the performance conditions) and in the longer term (with time-vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention.

Base salary.    Base salary is the second largest compensation component. Payment of fixed cash compensation is consistent with the need for executive officers to have a predictable level of cash compensation, which has been subject generally to modest annual adjustments (with the exception of Messrs. Sinegal and Brotman, whose salaries have remained at the same level since 1999).

Cash bonus.    Discretionary cash bonuses are and have been a relatively small component of compensation. They address short-term incentives, and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.

Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, described below under “Peer Companies.”

Other elements and perquisites.    Consistent with its position as a low-overhead operator, the Company has traditionally sought to have modest perquisites and “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) plan and the deferred compensation plan), recognizing that the Company does not have a traditional retirement plan and that no executive has any agreement to receive severance compensation.

The foregoing components of compensation combine a mix of incentives that are intended to create rewards for shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of at least one one-year performance metric and, to a significantly lesser extent, discretionary cash bonuses that are subject to a mix of one-year performance metrics. Longer-term incentives come primarily from the vesting over five years of RSU awards, and, to a lesser extent, share ownership requirements for executive officers, and vesting elements in certain benefit plans (such as the deferred compensation plan and 401(k) retirement plan matches).

The Committee believes that the executive compensation programs do not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines, which the Committee believes reward sustained performance that is aligned with shareholder interests.

Peer Companies

For fiscal 2011, the Committee considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, BJ’s Wholesale Club, Inc., and Lowe’s Companies (BJ’s Wholesale Club was taken private in September 2011 so public data concerning it were more limited). These companies were selected because they all are recognized as successful retailers and two of them represent the two other major membership warehouse operators. In utilizing the comparative data, the Committee took into account that one of the companies is substantially larger than the Company. The Committee does not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation — it has used them only for general reference.

Equity Compensation

If fully earned based upon the achievement of performance targets and when fully vested, equity compensation is the largest component of compensation for executive officers. During fiscal 2006, the Board of Directors determined to replace all stock option awards with awards of RSUs. Since fiscal 2009, RSU grants to all executive officers have been performance based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service, contingent upon the executive’s maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation on the part of employees to improve the operations of the Company over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, in the absence of accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance based.) To the extent time vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for tax purposes). Recipients are not entitled to vote or receive dividends on unvested RSUs.

Beginning in fiscal 2009, all officers and employees who receive RSU grants are eligible for accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). Interim vesting for long-service can occur in the case of certain terminations for RSU grants prior to 2009.

The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2011, RSU grants were made on October 22, 2010, and the performance criteria for the grants were established in November 2010. The criteria were a 2% increase (versus fiscal 2010) of total sales or pretax income (with both measures based on local currency). For Mr. Sinegal, the criteria were a 3% increase (versus fiscal 2010) in total sales or pretax income (with both measures based on local currency). After the end of fiscal 2011, the Committee determined that both goals were achieved. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant.

All RSU awards in fiscal 2011 were made under the Company’s Fifth Restated 2002 Stock Incentive Compensation Plan, approved by the Company’s shareholders and the only equity plan maintained by the Company.

Other Compensation

The Company provides the Named Executive Officers with the benefits offered to all other employees in most respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a nonqualified deferred-compensation plan for the benefit of certain highly compensated employees, including the Named Executive Officers. The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with certain perquisites, including a car allowance. The Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.

Compensation of the Chief Executive Officer and the Chairman of the Board

In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and the Chairman, believing that these roles are particularly critical to the continued success of the Company. Near the beginning of fiscal 2011, the Committee approved a written employment contract for Mr. Sinegal, which was the same as his contract for the prior fiscal year. The contract term was for the fiscal year, unless otherwise terminated earlier in accordance with its terms. It provided for a base salary of $350,000. It further provided for a cash bonus of up to $200,000, determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. The Company had the right to terminate Mr. Sinegal for cause, and he had the right to terminate the agreement on 60 days’ notice. Mr. Brotman, who is an executive chairman, does not have an employment agreement with the Company. Generally, the Committee has, with the agreement of Messrs. Brotman and Sinegal, treated them similarly for compensation purposes, owing to the similarities in their historical and current contributions to the success of the Company, except that this year Mr. Sinegal, at his request, received a smaller RSU grant. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), neither Mr. Brotman nor Mr. Sinegal has any severance or change-in-control arrangement with the Company (nor does any other employee).

For fiscal 2011, the Committee granted 50,000 performance-based RSUs to Mr. Brotman, the same number granted for the prior fiscal year. Mr. Sinegal requested that his award be reduced to 25,000 shares, and the committee acceded to that request. The Committee determined after the end of the fiscal year that the performance criteria were met, and all of the RSUs were earned, subject to further time vesting and accelerated vesting for long service.

The base salaries of Messrs. Brotman and Sinegal have been $350,000 since fiscal 1999. Cash bonuses have generally been capped at no more than $200,000 since fiscal 1997. Messrs. Brotman and Sinegal each were awarded cash bonuses of $198,400 in fiscal 2011. There are no fixed criteria applied by the Committee in considering the amount of these bonuses. Generally, Mr. Sinegal recommends to the Committee the bonus he believes is appropriate. Historically, he has recommended modest amounts, seeking to link his bonus (as a percentage of that eligible amount stated in his employment contract) to bonuses earned by employees generally eligible for the bonuses. This year, the Company attained its internal net income goal and employees were eligible to receive the bonus award component associated with this goal (roughly 50% of the bonus potential). Mr. Sinegal recommended to the Committee bonus amounts for other executive officers that were approximately 99% of target amounts, inclusive of the net income goal; he requested a bonus for himself of approximately 99% of his eligible amount. Accordingly, Mr. Sinegal requested a bonus of $198,400 of the $200,000 eligible amount in his employment agreement. The Committee approved this request and approved an equal award for Mr. Brotman.

The Committee observed that cash bonuses paid to chief executive officers at some peer companies are substantially higher. The Committee, however, wishes to respect Mr. Sinegal’s desire to receive modest compensation, in part because it believes that higher amounts would not change Mr. Sinegal’s motivation and performance. The Committee has indicated in the past and continues to believe that Messrs. Brotman and Sinegal are underpaid. The Committee has also noted that Messrs. Brotman and Sinegal have for many years had direct and indirect economic interests in shareholdings of the Company, which further align their interests with the Company’s shareholders.

Compensation of Other Named Executive Officers

As noted above, the most significant component of the compensation of the Named Executive Officers is the award in fiscal 2011 of performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Jelinek, Portera and Zook were 25,000, 40,000, 25,000 and 25,000, respectively. The amounts awarded were based on the recommendations of Mr. Sinegal and were the same amounts as awarded in fiscal 2010, except for Mr. Jelinek. The award for Mr. Jelinek was increased as a result of his new role as Chief Operating Officer. As noted above, the performance criteria were attained and the Named Executive Officers earned all of the RSUs granted, subject to further time vesting and accelerated vesting for long service as described above.

Salaries for other Named Executive Officers were based upon the recommendation of Mr. Sinegal, who focused on the amount of increase deserved over the prior year’s salary level. Salary levels increased up to 7.5% over fiscal 2010.

The Named Executive Officers (other than Messrs. Brotman and Sinegal) received discretionary cash bonuses ranging from approximately $79,000 to approximately $99,000, increased from the prior year. Bonus criteria were approved by the Committee in early fiscal 2011, based upon the recommendation of Mr. Sinegal. After the close of the fiscal year, Mr. Sinegal recommended bonus amounts to the Committee of approximately 99% of target amounts (which ranged from $80,000 to $100,000). The Committee maintains the discretion to vary from Mr. Sinegal’s recommendation but historically has deferred to it, as it did this fiscal year. As with all other employees, roughly 50% of the bonus potential was achieved due to the Company’s attainment of its internal net income target. For fiscal 2011, eligibility for the bonus portion not associated with the Company’s net income target was determined based on goals relevant to the executive officer’s area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pretax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibilities. For each officer there is also a component not linked to any objective measure. Mr. Sinegal is not bound to recommend any specific bonus amount based on these factors; he can and does consider what he believes to be the appropriate bonus in view of all the circumstances. To be eligible for the annual bonus, the individual must be employed by the Company at the time bonus checks are issued (historically in November).

Stock Ownership Guidelines

In fiscal 2009, the Company adopted stock ownership requirements for executive officers. By January 2010, all executive officers were required to own and maintain at least 12,000 shares of common stock. All executive officers are in compliance with this requirement.

Impact of Tax Considerations

The Committee examined the equity compensation in light of the impact of Section 162(m) of the Internal Revenue Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (i.e., compensation paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). RSUs granted to our Named Executive Officers are intended to satisfy the performance-based exception. In approving compensation types and levels, the Committee considers whether particular elements of that compensation will be deductible for federal income tax purposes. It retains the ability to approve what it believes to be appropriate compensation, even if the Company may not be able to deduct all of that compensation under federal tax laws.

Conclusion

The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to its shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2011, for filing with the SEC.

The foregoing report is provided by the following directors, who constituted the Committee during fiscal 2011.

Benjamin S. Carson, Sr., M.D., Chair

Charles T. Munger

Jill S. Ruckelshaus

Summary of Compensation

The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal 2011, 2010, and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
James D. Sinegal	2011	350,000	198,400	1,560,015	1,538	81,206	2,191,159
Chief Executive Officer	2010	350,000	190,400	2,896,030	—	93,004	3,529,434
	2009	350,000	75,000	2,230,700	2,736	78,576	2,737,012
Jeffrey H. Brotman	2011	350,000	198,400	3,120,030	5,076	83,083	3,756,589
Chairman of the Board	2010	350,000	190,400	2,896,030	—	88,948	3,525,378
	2009	350,000	75,000	2,230,700	4,520	75,905	2,736,125
W. Craig Jelinek	2011	649,999	99,200	2,496,024	811	89,831	3,335,865
President and Chief Operating Officer	2010	635,000	95,200	1,448,015	—	85,844	2,264,059
	2009	603,849	32,353	1,115,350	1,360	82,544	1,835,456
Richard A. Galanti	2011	644,995	79,360	1,560,015	2,066	103,575	2,390,011
Executive Vice President, Chief Financial Officer	2010	600,000	76,160	1,448,015	—	108,327	2,232,502
	2009	600,000	32,353	1,115,350	4,146	80,435	1,832,284
Joseph P. Portera	2011	580,173	85,415	1,560,015	647	103,512	2,329,762
Executive Vice President, COO- Eastern & Canadian Divisions	2010	565,288	77,815	1,448,015	—	106,566	2,197,684
	2009	550,288	28,806	1,115,350	1,058	91,664	1,787,166
Dennis R. Zook	2011	574,884	88,870	1,560,015	277	90,118	2,314,164
Executive Vice President, COO- Southwest & Mexico Divisions	2010	560,289	85,399	1,448,015	—	91,066	2,184,769
	2009	545,288	24,000	1,115,350	578	79,440	1,764,656

(1)	Represents amounts awarded under the Company’s executive cash bonus program.

(2)	Represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2011, 2010 and 2009, which are earned upon attainment of performance criteria and subject to additional time vesting. The performance criteria for fiscal 2011 are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. For a description of the assumptions used in calculating the grant-date fair value of the RSUs, see Note 1 of our financial statements in our Form 10-K for year ended August 28, 2011.

(3)	Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s nonqualified deferred-compensation plan, which allows the employee to defer up to 100% of salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(4)	Detail is provided below in the Fiscal 2011 All Other Compensation table.

(5)	Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. In those cases, any incremental cost to the Company is de minimis, and, as a result, no amount is reflected in the table.

FISCAL 2011 ALL OTHER COMPENSATION

Name	Deferred Compen- sation Match ($)	401(k) Matching Contribution ($)(1)	401(k) Discretionary Contribution ($)(1)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long- Term Disability Premiums ($)	Tax Gross-Up ($)(2)	Other ($)	All Other Compen- sation ($)
James D. Sinegal	5,000	500	22,050	32,131	13,879	4,883	2,763	—	81,206
Jeffrey H. Brotman	5,000	500	22,050	32,131	12,393	7,020	3,989	—	83,083
W. Craig Jelinek	5,000	500	22,050	32,781	17,936	6,888	3,907	769	89,831
Richard A. Galanti	5,000	500	22,050	45,233	17,091	6,051	3,459	4,191	103,575
Joseph P. Portera	5,000	500	22,050	45,753	16,448	7,767	5,625	369	103,512
Dennis R. Zook	5,000	500	22,050	32,131	15,776	7,841	6,820	—	90,118

(1)	The Company has a 401(k) Retirement Plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pretax deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service, which amount is set forth above. Vesting in the matching and discretionary contributions is based on years of service and is 100% vested after five years of service.

(2)	Executives are compensated for additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance (a benefit extended to all employees who are either at the level of senior vice-president and above or who participate in the deferred compensation plan (more than 800 eligible employees) who have 20 or more years of service).

The following table provides information regarding grants of performance-based RSUs during fiscal 2011 to each of the Named Executive Officers.

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)	Grant-Date Fair Value of Stock and Option Awards ($)(2)
James D. Sinegal	10/22/10	25,000	1,560,015
Jeffrey H. Brotman	10/22/10	50,000	3,120,030
W. Craig Jelinek	10/22/10	40,000	2,496,024
Richard A. Galanti	10/22/10	25,000	1,560,015
Joseph P. Portera	10/22/10	25,000	1,560,015
Dennis R. Zook	10/22/10	25,000	1,560,015

(1)	Represents the number of performance-based RSUs granted to the Named Executive Officers during fiscal 2011, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2011, the Committee determined that the performance criteria had been met and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	Represents the grant-date fair value of RSU awards granted, computed as described in footnote 2 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held by each of the Named Executive Officers as of August 28, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Unvested at Fiscal Year- End (#)(2)	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year- End ($)(3)
James D. Sinegal	150,000	—	37.35	04/01/14	10,000	10/19/06	772,100
	150,000	—	43.79	04/01/15	20,000	10/17/07	1,544,200
					19,995	10/22/08	1,543,814
					26,665	10/22/09	2,058,805
					16,663	10/22/10	1,286,550

Jeffrey H. Brotman	150,000	—	30.41	04/01/13	10,000	10/19/06	772,100
	150,000	—	37.35	04/01/14	20,000	10/17/07	1,544,200
	150,000	—	43.79	04/01/15	19,995	10/22/08	1,543,814
					26,665	10/22/09	2,058,805
					33,330	10/22/10	2,573,409

W. Craig Jelinek	30,000	—	38.79	04/02/12	5,000	10/19/06	386,050
	45,000	—	39.25	04/02/12	10,000	10/17/07	772,100
	15,000	—	30.41	04/01/13	9,996	10/22/08	771,791
	60,000	—	33.75	04/01/13	13,328	10/22/09	1,029,055
	75,000	—	37.35	04/01/14	26,664	10/22/10	2,058,727
	75,000	—	43.79	04/01/15

Richard A. Galanti	15,000	—	39.25	04/02/12	5,000	10/19/06	386,050
	30,000	—	33.75	04/01/13	10,000	10/17/07	772,100
	25,000	—	37.35	04/01/14	9,996	10/22/08	771,791
	75,000	—	43.79	04/01/15	13,328	10/22/09	1,029,055
					16,663	10/22/10	1,286,550

Joseph P. Portera	—	—	—	—	5,000	10/19/06	386,050
					10,000	10/17/07	772,100
					9,996	10/22/08	771,791
					13,328	10/22/09	1,029,055
					16,663	10/22/10	1,286,550

Dennis R. Zook	—	—	—	—	5,000	10/19/06	386,050
					10,000	10/17/07	772,100
					9,999	10/22/08	772,023
					13,332	10/22/09	1,029,364
					16,664	10/22/10	1,286,627

(1)	Options vested 20% annually over five years from the grant date. The grant date was ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter. Beginning with grants in fiscal 2009, RSUs are also subject prior to termination to accelerated vesting for long service. Specifically, RSUs with the following grant dates vest as follows, assuming satisfaction of the one-year performance conditions:

Grant Date	Vesting
10/19/2006	Vests 20% annually on each subsequent October 19
10/17/2007	Vests 20% annually on each subsequent October 17
10/22/2008	Vests 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining four-year period.
10/22/2009	Vests 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining four-year period.
10/22/2010	Subsequent to the end of fiscal 2011, the Compensation Committee certified that the performance criteria had been met and the awards were earned. The amounts listed above reflect accelerated vesting for long service as of the end of the fiscal year, prior to the determination that the performance criteria had been met.

(3)	Based on the closing market price of $77.21 on August 26, 2011.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised and stock awards that vested during fiscal 2011 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James D. Sinegal	450,000	12,533,520	55,000	3,585,354
Jeffrey H. Brotman	150,000	5,836,000	55,000	3,582,754
W. Craig Jelinek	75,000	3,121,902	27,508	1,793,191
Richard A. Galanti	70,000	2,539,346	27,508	1,793,191
Joseph P. Portera	—	—	27,508	1,793,191
Dennis R. Zook	—	—	27,500	1,791,378

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information relating to the nonqualified deferred compensation plan for each of the Named Executive Officers. See Note 3 on page 19 to the Summary Compensation Table for additional information about the nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
James D. Sinegal	250,000	5,000	139,017	—	3,461,515
Jeffrey H. Brotman	10,000	5,000	129,572	366,527	3,001,698
W. Craig Jelinek	202,500	5,000	73,407	—	1,873,192
Richard A. Galanti	359,500	5,000	185,727	—	4,637,038
Joseph P. Portera	50,000	5,000	50,545	—	1,227,028
Dennis R. Zook	134,231	5,000	29,979	—	805,800

(1)	These amounts were also included in “Salary” in the Summary Compensation Table.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table.

(3)	The amount representing interest on the Named Executive Officer’s balance that is “above market” (greater than 120% of the applicable federal long term rate), was included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2011, 2010, and 2009:

Name	Reported for Fiscal 2011 ($)	Previously Reported for Fiscal 2010 ($)	Previously Reported for Fiscal 2009 ($)
James D. Sinegal	256,538	177,115	110,621
Jeffrey H. Brotman	20,076	15,000	154,735
W. Craig Jelinek	208,311	186,136	215,755
Richard A. Galanti	366,566	354,500	332,146
Joseph P. Portera	55,647	33,101	39,658
Dennis R. Zook	139,508	15,000	15,578

Potential Payments Upon Termination or Change-in-Control

The Company does not have any change-in-control or severance agreements with any executive officer or director. Plans under which stock options and RSUs have been granted contain provisions concerning accelerated vesting upon a change in control. The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2011, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSU upon certain terminations of employment. (There were no unvested options held by the Named Executive Officers at the end of fiscal 2011.) Under the Company’s Fifth Restated 2002 Stock Incentive Plan, in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.

The amounts shown assume that a change in control was effective as of the last business day of fiscal 2011 (August 28, 2011) and that the price of Costco common stock on which the calculations were based was the closing price on August 26, 2011 ($77.21). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. For grants of RSUs for fiscal years through 2008, in the event of a termination other than for cause: (a) proportional vesting (measured on a daily basis) occurs for the time period between the termination and the grant date or grant date anniversary; and (b) accelerated vesting for long service occurs for employees with age and years of service equaling or exceeding 65. For RSUs granted after fiscal 2008, in the event of a termination other than for cause: (a) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary; and (b) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs granted after fiscal 2008 also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting of RSUs in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control(1)(4)	Total Value of RSUs That May Vest Upon Change in Control ($)(3)	RSUs Vested Upon Termination Without Cause(2)(4)	Total Value of RSUs Vested Upon Termination Without Cause ($)(3)
James D. Sinegal	93,323	7,205,469	42,287	3,264,979
Jeffrey H. Brotman	109,990	8,492,328	53,120	4,101,395
W. Craig Jelinek	64,988	5,017,723	33,053	2,552,022
Richard A. Galanti	54,987	4,245,546	26,553	2,050,157
Joseph P. Portera	54,987	4,245,546	26,553	2,050,157
Dennis R. Zook	54,995	4,246,164	26,562	2,050,852

(1)	Column displays the maximum number of RSUs that, in the event of a change in control of the Company the Board may chose to accelerate.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter.

(3)	Total value calculated assuming a termination or change-in-control date of August 28, 2011, and utilizing the market closing price on August 26, 2011 ($77.21 per share).

(4)	Values assume satisfaction of the performance conditions for the October 2010 grants, which were certified subsequent to the end of FY11.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balances of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2011 are set forth in the table above titled “Fiscal 2011 Nonqualified Deferred Compensation.” In addition, in the event of a threatened change in control of the Company, the Compensation Committee may take various actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. For these services, MCM received total compensation from third-party insurers and the Company of $2.77 million in fiscal 2011.

Richard D. DiCerchio’s brother-in-law was employed by the Company during fiscal 2011 at an annual salary of $210,000, and received a bonus of $42,840 and an RSU grant of 2,700 shares. James D. Sinegal’s son was employed by the Company during fiscal year 2011 at an annual salary of $268,500 and received a bonus of $50,000 and an RSU grant of 12,500 shares. Cash bonuses were awarded under terms and conditions comparable to those applicable to other employees of the Company similarly situated. RSU grants are subject to terms and conditions affecting employees generally, including vesting over five years. Mr. Sinegal’s son also received reimbursements of the type received by other expatriate officers designed to offset higher costs associated with living and working abroad. The payments related to housing, education, travel, automobile, tax preparation and tax equalization, and were in the amount of approximately $412,000 associated with fiscal 2011. These individuals also participate in benefit plans generally available to employees. No family members of executive officers or directors are executive officers of the Company.

These relationships and transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under SEC Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2011 where this policy did not require review, approval or ratification or where this policy was not followed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2011, such SEC filing requirements were satisfied, except that one report was inadvertently filed late for each of Mr. Moulton and Mr. Schutt related to an RSU grant.

Report of the Audit Committee

As of October 11, 2011

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 28, 2011.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2011.

Charles T. Munger, Chair

Daniel J. Evans

Susan L. Decker

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Our Independent Auditors

KPMG LLP has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year 2012.

Services and Fees of KPMG

The following table presents fees for services rendered by KPMG for fiscal 2011 and fiscal 2010:

	2011	2010
Audit fees	$4,878,000	$4,325,000
Audit-related fees	405,000	270,000
Tax fees	592,000	412,000
All other fees	7,000	17,000

Total	$5,882,000	$5,024,000

KPMG was paid fees for performing the following types of services during fiscal 2011:

•

Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.

•

Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

•	Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters,

assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.

Audit Committee Preapproval Policy

All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2011 were pre-approved by the Audit Committee.

Annual Independence Determination

The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2011 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee and the Board of Directors have selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 2, 2012. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 28, 2011. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:

APPROVAL OF AMENDMENTS TO THE 2002 STOCK INCENTIVE PLAN

The Board has approved, subject to shareholder approval, an amendment to the Fifth Restated 2002 Stock Incentive Plan (the “2002 Plan”) to increase by 16 million the number of shares authorized for issuance. Under the terms of the 2002 Plan, each RSU issued counts as 1.75 shares toward the total share limits. The 2002 Plan as proposed to be amended is referred to as the “Sixth Restated 2002 Plan” and is attached as Appendix A to this Proxy Statement. The 2002 Plan was last amended following approval by the Company’s shareholders at the 2010 annual meeting. Through the first quarter of fiscal 2006, the Company granted only stock options under the 2002 Plan and predecessor plans, and since the fourth quarter of fiscal 2006, the Company has granted only RSUs under the 2002 Plan. Stock options and RSUs generally vest over five years and stock options have a ten-year term. The Company issues shares of common stock upon exercise of stock options and vesting of RSUs.

Approximately 7.5 million RSUs have been granted since January 28, 2010, when the shareholders authorized an additional 18 million option shares for the 2002 Plan. Currently, approximately 5.1 million shares remaining eligible for future RSU grants as of November 21, 2011. As of December 2, 2011, the fair market value of a share of Company common stock was $86.73, based on the closing price on the NASDAQ Global Select Market.

The following table summarizes RSU transactions during the first quarter of fiscal 2012:

	Number of Units	Weighted- Average Grant Date Fair Value ($)
Non-vested at August 28, 2011	9,726,753	57.56
Granted	3,239,440	81.73
Vested	(3,723,163)	59.00
Forfeited	(56,366)	67.21

Non-vested at November 21, 2011	9,186,664	65.45

As of November 21, 2011, approximately 5.3 million option shares were outstanding. For fiscal year 2011, the ratio of RSUs granted to basic shares outstanding was 0.8%.

The following description of the Sixth Restated 2002 Plan is a summary and is qualified in its entirety by reference to the complete text of the Fifth Restated 2002 Plan.

Summary Description of the Sixth Restated 2002 Plan.    The Sixth Restated 2002 Plan is intended to strengthen the Company by allowing selected employees, directors and consultants to the Company to participate in the Company’s future growth and success by offering them an opportunity to acquire stock in the Company in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the Sixth Restated 2002 Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has delegated responsibility to the Compensation Committee (the “Committee”) to administer the Sixth Restated 2002 Plan. The Committee has broad discretion to determine the amount and type of grants and their terms and conditions. The Committee has delegated certain authority to Messrs. Sinegal and Brotman with respect to awards not involving executive officers. Individual grants will generally be based on a person’s position and present and potential contributions to the Company.

As of November 21, 2011, the Company had approximately 3,600 employees (including over 2,000 warehouse managers and assistant managers), ten non-employee directors and eight consultants who the Company estimates are eligible to participate in the Sixth Restated 2002 Plan. The Company has not specifically determined the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, except that the maximum individual award that may be granted to an employee under the plan in any fiscal year of the Company is 500,000 shares annually. During fiscal 2011, 8.8% of the 3.9 million RSUs granted were to directors and executive officers.

Types of Awards.    Under the Sixth Restated 2002 Plan, the Company may award (i) options, and (ii) stock awards, consisting of either stock bonus awards or stock units. These awards are described in more detail below. The Company stopped granting options in 2006. Options that have been issued have all been subject to vesting ratably over five years (other than options granted to non-employee directors). The Company’s present intention is that any options and stock awards granted under the Sixth Restated 2002 Plan would continue to be subject to this five-year vesting requirement, subject to accelerated vesting for long-term service.

Options.    Options may be granted in the form of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options (“NSOs”). The Committee may condition the grant upon the attainment of specified performance goals or other criteria, which need not be the same for all participants. The Sixth Restated 2002 Plan will expire in December 2021, but options outstanding under the Sixth Restated 2002 Plan may extend beyond that date.

The exercise price of any option may not be less than the fair market value of the shares subject to the option on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees who own more than 10% of the common stock). Options will become exercisable in accordance with the vesting schedule determined by the Committee or its delegates. The term of any option granted under the Sixth Restated 2002 Plan may not exceed ten years. In addition, ISOs are subject to certain other limitations in order to take advantage of the favorable U.S. tax treatment that may be available for ISOs.

Options generally may be exercised at any time within 120 days after termination of a participant’s employment by, or consulting relationship with, the Company, but only to the extent exercisable at the time of termination or, if such termination occurs after the first anniversary after the grant date, to the extent the option would have vested as of the time of termination if it vested in daily (rather than annual) increments. However, if termination is due to the participant’s death or disability, the option generally may be exercised within one year. In addition, upon a participant’s death, unvested options granted to that participant will become vested with respect to (i) all unvested shares if the participant is an officer of the Company or has been continuously employed by the Company for ten years at the date of death; and (ii) 50% of the unvested shares for all other participants who are employed by the Company at the date of death. Except as authorized by the Committee or its delegates, no option will be assignable or otherwise transferable by a participant, other than by will or by the laws of descent and distribution, to a grantor trust or partnership for estate planning purposes, or in connection with a qualified domestic relations order.

Stock Awards.    Each stock bonus or stock unit award will contain provisions regarding (i) the number of shares subject to such stock award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria, if any, that will determine the number of shares vested, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (v) restrictions on the transferability of the stock award, and (vi) such further terms and conditions, in each case not inconsistent with the Sixth Restated 2002 Plan, as may be determined from time to time by the Committee. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of common stock held by the participant that have not vested or that are otherwise subject to forfeiture conditions. Stock unit awards may be awarded in consideration for past services. Rights under a stock unit award may not be transferred other than by will or by the laws of descent and distribution unless the stock unit right agreement specifically provides for transferability. Beginning in the fall of 2006, awards are subject to the accelerated vesting for long service as follows: where the years of service equal at least 25, one-third of the then-unvested RSUs will vest; at 30 years of service, two-thirds of the then-unvested RSUs will vest; and at 35 years of service, 100% of the then-unvested RSUs will vest. For awards granted in and after fiscal 2009, employees who attain the specified years of service receive shares under the accelerated vesting provisions on the vesting date rather than upon a qualified retirement.

If the Committee conditions the vesting of a stock bonus award on satisfaction of performance criteria, the Committee will use any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee for the award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under objectively determinable performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any extraordinary non-recurring items as described in Accounting Standards Codification (ASC) 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

General Provisions

The consideration payable upon the exercise of any option and any related taxes must generally be paid in cash or check. The Committee, in its sole discretion, may authorize payment by the tender of common stock already owned by the participant or other methods. The Company generally will not receive any consideration upon the grant of any options.

The Committee may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture provisions with respect to any award (other than an award to an executive officer for which the Board retains authority) made under the Sixth Restated 2002 Plan. The Board may amend, alter or discontinue the Sixth Restated 2002 Plan or any award at any time, except that the consent of a participant is generally required if the participant’s rights under an outstanding award would be impaired. The Sixth Restated 2002 Plan requires shareholders to approve an amendment to the Plan to comply with applicable law, including applicable listing standards. Currently the rules of the Nasdaq Global Selected Market, on which the common stock is listed, require shareholder approval to, among other things, increase the total number of shares available for grant under the Second Restated 2002 Plan. The Board reserves the right in the future to authorize additional shares for issuance under the Sixth Restated 2002 Plan, subject to any applicable requirements concerning shareholder approval.

In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a “fundamental transaction” or “change of control”), the Board will make appropriate and equitable adjustments to preserve the value of outstanding and future awards, including adjustments to: (i) the number and type of awards that may be granted under the plan; (ii) the number and type of awards that may be granted to any individual under the plan; (iii) the purchase price of any stock award; and (iv) the option price and number and class of securities issuable under each outstanding option. Subject to the foregoing requirement, the specific form of any such adjustments will be determined by the

Board. In the event of a “fundamental transaction” involving the Company, the Board may take one or more of the following actions: (a) arrange for the substitution of options; (b) accelerate the vesting and termination of outstanding options; or (c) cancel outstanding options in exchange for cash payments to participants. The Board is not required to adopt the same rules for each option or each participant. A “fundamental transaction” is a merger of the Company with another entity in a transaction in which the Company is not the surviving entity or a transaction or other event that results in other securities being substituted for common stock or common stock no longer being issuable. The Sixth Restated 2002 Plan specifies that a “change of control” will exist upon the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who were directors at the beginning of such two-year period, or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the then Continuing Directors); or (ii) certain persons or groups acquire beneficial ownership of common stock having 30% or more of the voting power of all outstanding common stock, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding shares of common stock are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. The Sixth Restated 2002 Plan permits any of the above-described actions in connection with a change of control event. Further, the Board may take similar actions upon a divestiture of any of its affiliates.

The Sixth Restated 2002 Plan constitutes an unfunded plan for incentive and deferred compensation. The Company is not required to create trusts or arrangements to meet its obligations under the Sixth Restated 2002 Plan to deliver stock or make payments.

Plan Benefits

All awards to employees, officers, directors and consultants under the Sixth Restated 2002 Plan are made at the discretion of the Board and its delegates. Therefore, the benefits and amounts that will be received or allocated under the plan are not determinable at this time. However, please refer to the description of grants made to our named Executive Officers in the last fiscal year described in the “Fiscal 2011 Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation.”

Federal Income Tax Consequences of Awards and Option Exercises Under the Sixth Restated 2002 Plan

The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options.

Nonstatutory Stock Options.    Generally, no federal income tax is payable by a participant upon the grant of an NSO and no deduction is taken by the Company. Under current tax laws, if a participant exercises an NSO, he or she will have taxable income equal to the difference between the market price of common stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return.

Incentive Stock Options.    The grant of an ISO has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”) is includible in the optionee’s “Alternative Minimum

Taxable Income” for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a “disqualifying disposition”), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If the gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). The Company is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

Stock Awards.    Stock Bonus awards will generally be taxed in the same manner as NSOs. However, shares issued pursuant to a stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the employee ceases to provide services to the Company. As a result of this substantial risk of forfeiture, if applicable, the employee will not recognize ordinary income at the time the shares are issued. Instead, the employee will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, or when the shares become transferable, if earlier. The employee’s ordinary income is measured as the difference between the amount paid for the shares, if any, and the fair market value of the shares on the date the shares are no longer subject to forfeiture. The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of issuance of the shares) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the shares, if any, and the fair market value of the shares on the date the shares are issued, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Stock unit awards represent a promise to deliver shares in the future based on the vesting schedule accompanying the award. At the time the shares are delivered, the employee will recognize ordinary income equal to the difference between the amount paid for the shares, if any, and the fair market value of the shares on the vesting date. The ordinary income recognized by an employee will be subject to tax withholding by the Company (generally in the form of shares). Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction at the time and in the amount the employee recognizes ordinary income.

Section 162(m) Limitations.    Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any year after 1993. Under current regulations, compensation received through an award or the exercise of an option will not be subject to the $1,000,000 limit if the award and the plan meet certain requirements. One such requirement is that the plan must state the maximum number of shares with respect to which award may be made to any employee during a specified period. Accordingly, the Second Restated 2002 Plan provides that no employee may be granted awards to acquire more than 500,000 shares in any fiscal year of the Company. The Company believes that stock options granted under the Plan can qualify as performance-based compensation and so compensation amounts arising in connection with such awards may not be subject to the loss deduction rule of Section 162(m). Stock awards may also qualify as performance-based compensation so long as they are subject to performance criteria that qualify under the applicable tax rules. If the stock awards so qualify, compensation amounts arising in connection with such awards may not be subject to this loss deduction rule. However, the Company may grant stock awards that are not subject to qualifying performance criteria and so it may not be able to deduct the full amount of compensation related to such stock awards to the extent the amount of compensation arising therefrom, together with other compensation paid to the affected executive officer, exceeds the Section 162(m) limit for the applicable year.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to adopt the Sixth Restated 2002 Plan.

The Board of Directors unanimously recommends that you vote FOR Proposal 3.

PROPOSAL 4:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are entitled to an advisory (non-binding) vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). The Board of Directors has determined that it will include say on pay votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of shareholder votes on the compensation of executives. Accordingly, you may vote on the following resolution at the 2011 annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2013 annual meeting of shareholders, it must comply with the SEC Rule 14a-8 and be received by the Company no later than August 15, 2012. Proposals may be mailed to the Company, to the attention of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2013, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least October 28, 2012, and such proposal must be a proper matter for shareholder action under Washington corporate law, or management of the Company will have discretionary voting authority at the 2013 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2011 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2011 Annual Report to Shareholders are available at our website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION

List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310; (800) 249-8982.

By order of the Board of Directors,

Joel Benoliel

Secretary

SIXTH RESTATED 2002 STOCK INCENTIVE PLAN

OF

COSTCO WHOLESALE CORPORATION

1.	Purpose of this Plan

The purpose of this Sixth Restated 2002 Stock Incentive Plan of Costco Wholesale Corporation is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: Options, and Stock Units. The Plan has been operated in good faith compliance with Code section 409A and was amended and restated July 21, 2008, to comply with Section 409A, effective for Awards earned and vested after December 31, 2004.

2.	Definitions and Rules of Interpretation

2.1 Definitions.    This Plan uses the following defined terms:

(a) “Administrator” means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b) “Affiliate” means, in the case of Incentive Stock Options, a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and in the case of Stock Awards other than Incentive Stock Options, all persons with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, except that, for purposes of determining whether there is a controlled group or common control, the language “at least 50 percent” is used instead of “at least 80 percent.”

(c) “Applicable Law” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) “Award” means a grant of an Option or an award of a Stock Unit in accordance with the terms of this Plan.

(e) “Award Shares” means shares of common stock covered by a Stock Award.

(f) “Board” means the board of directors of the Company.

(g) “Change of Control” is defined in Section 11.4.

(h) “Code” means the Internal Revenue Code of 1986.

(i) “Committee” means a committee composed of Company Directors appointed in accordance with the Company’s Articles of Incorporation and Bylaws and Section 4.

(j) “Company” means Costco Wholesale Corporation, a Washington corporation.

(k) “Company Director” means a member of the Board.

(l) “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated by a Termination as defined in Section 2.1(qq).

(n) “Covered Employee” has the meaning as determined for purposes of Section 162(m) of the Code.

(o) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p) “Director” means a member of the board of directors of the Company or an Affiliate.

(q) “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 11.5.

(r) “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Participant’s Award under Section 11, unless such event results in a Termination as defined in Section 2.1(qq). Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(s) “Exchange Act” means the Securities Exchange Act of 1934.

(t) “Executive” means an individual who is subject to Section 16 of the Exchange Act or who is a “Covered Employee”, in either case because of the individual’s relationship with the Company or an Affiliate.

(u) “Expiration Date” means, with respect to an Option, the date stated in the Award Agreement as the expiration date of the Option or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Option, disregarding the effect of a Participant’s Termination or any other event that would shorten that period.

(v) “Fair Market Value” means the value of Shares as determined under Section 17.2.

(w) “Fundamental Transaction” means any transaction or event described in Section 11.3.

(x) “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Option Agreement for that Option.

(z) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(aa) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb) “Objectively Determinable Performance Condition” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareowners’ equity; (vii) total shareowner return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under an Objectively Determinable Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year.

(cc) “Option” means a right to purchase Shares of the Company granted under this Plan.

(dd) “Option Agreement” means the document evidencing the grant of an Option.

(ee) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(ff) “Outside Director” means a Company Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury

Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(hh) “Plan” means this 2002 Stock Incentive Plan of Costco Wholesale Corporation, as amended and restated from time to time.

(ii) “Qualified Domestic Relations Order” means a judgment, order, or decree meeting the requirements of Section 414(p)(1)(A) of the Code.

(jj) “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(kk) “Securities Act” means the Securities Act of 1933.

(ll) “Share” means a share of the common stock $.005 par value per share, of the Company or other securities substituted for the common stock under Section 11.

(mm) “Stock Award” means any right involving Shares granted under the Plan, including an Option or Stock Unit.

(nn) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Unit” means an award giving the right to receive Shares granted under Section 9.1 below.

(pp) “Substitute Award” means an Award granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(qq) “Termination” means “termination of employment” or “separation from service” as defined in Section 409A of the Code. However, with respect to an Employee, Termination will occur at the date reasonably anticipated by the Company and Employee that a Participant’s level of service will permanently decrease to 21% or less of the average level of service provided by the Participant over the immediately preceding 36 months period (or if providing services for less than 36 months, such lesser period). If a Participant’s status changes from an Employee to an independent contractor or from an independent contractor to an Employee, whether there has been a Termination will be determined in accordance with the regulations under Section 409A of the Code.

2.2 Rules of Interpretation.    Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.	Shares Subject to this Plan; Term of this Plan

3.1 Number of Option Shares.    Subject to adjustment under Section 11, the maximum number of Shares that may be granted as awards under the Plan is 16 million plus any Shares covered by Awards granted under these plans prior to the date this plan became effective that are subsequently cancelled or expire unexercised or unvested.

3.2 Limitation on Award of Stock Units.    Subject to adjustment as provided in Section 11 below, the maximum number of Shares that may be issued shall be reduced by 1.75 Shares for each Share granted in a Stock Award in which the Participant is issued Shares without tendering to the Company payment of an amount in connection therewith equal to the Fair Market Value of such Shares on the date of the Stock Award; provided however that, to the extent that previously-issued Shares are later forfeited under the terms and conditions of the Stock Award, then any Shares so forfeited shall not count against the limit set forth in this Section 3.2.

3.3 Source of Shares.    Award Shares may be authorized but unissued Shares. If an Award is terminated, expires, or otherwise becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject to the Award shall revert to this Plan and shall again be available for future issuance under this Plan. The following shares of stock shall not again be made available for issuance as Awards under this Plan: (i) Shares actually issued under this Plan in a Stock Option even if repurchased by the Company; (ii) Shares not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or Option, or (iii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award.

3.4 Term of this Plan

(a) This Plan and any amendment shall be effective on the date it has been adopted by the Board or, to the extent that shareholder approval is required, on the date it has been approved by the shareholders.

(b) Subject to Section 14, this Plan shall continue in effect for a period of ten years from the earlier of the date on which the Plan was adopted by the Board and the date on which the Plan was approved by the Company’s shareholders.

4.	Administration

4.1 General

(a) The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board and solely of Outside Directors. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or the Committee may approve Awards to Executives, and an Administrator other than the Board or the Committee may grant Options only within guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b) So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are “Non-Employee Directors” and who are “Outside Directors.”

4.2 Authority of Administrator.    Subject to the other provisions of this Plan, the Administrator shall have the authority, in a manner that complies with Section 409A of the Code:

(a) to make and determine the types of Awards, provided that no Non-Employee Director may be granted Awards for more than 12,000 shares in any fiscal year (subject to proportionate increase in the event of any share dividends or stock splits);

(b) to determine the Fair Market Value of Shares;

(c) to determine the Option Price;

(d) to determine Objective Determinable Performance Conditions;

(e) to select the Participants;

(f) to determine the times that Awards are granted;

(g) to determine the number of Shares subject to each Award;

(h) to determine the types of payment that may be used to acquire Award Shares and the types of payment that may be used to satisfy withholding tax obligations;

(i) to determine the other terms of each Award, including but not limited to the time or times at which Options may be exercised, whether and under what conditions an award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

(j) to modify or amend any Award, including, without limitation, to extend the period during which an Option may be exercised, but neither the Administrator, the Board, nor the Committee shall have the authority to reduce the Option Price of any outstanding Option without obtaining the approval of the Company’s shareholders or to make a modification or amendment under this Section 4.2(j) that results in an Award that was exempt from Section 409A of the Code becoming subject to Section 409A and noncompliant with Section 409A or an Award that is subject to Section 409A of the Code becoming noncompliant with Section 409A.

(k) to authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(l) to determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(m) to interpret this Plan and any Award Agreement or document related to this Plan;

(n) to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(o) to adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(p) to adopt, amend, and revoke rules and procedures relating to the operation and administration of this Plan to accommodate non-U.S. Participants and the requirements of Applicable Law such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub- plans and Plan addenda for non-U.S. Participants; and

(q) to make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3 Scope of Discretion.    Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Participants, all Awards or all Award Shares the same way. However, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Participants by Award Agreements and other agreements.

5.	Persons Eligible to Receive Awards

5.1 Eligible Individuals.    Awards may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate.

5.2 Section 162(m) Limitation.

(a) So long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (a) no Employee or prospective Employee may be granted one or more Stock Awards within any fiscal year of the Company to purchase or receive more than 500,000 Shares, subject to adjustment under Section 11, and (b) Awards may be granted to an Executive only by the Committee (and, notwithstanding Section 4.1(a), not by the Board).

(b) Any Stock Unit that is intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. Subject to the limitations included in Sections 3.2, the Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Objectively Determinable Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(c) Notwithstanding satisfaction of any completion of any Objectively Determinable Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Objectively Determinable Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

6.	Terms and Conditions of Options

The following rules apply to all Options:

6.1 Price.    No Option may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date.

6.2 Term.    No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date.

6.3 Vesting.

(a) Options shall be exercisable in accordance with a schedule related to the Grant Date, the date the Participant’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement evidencing such Option; provided that no Option shall be exercisable until one year from the Grant Date except as provided below.

(b) For Options granted after October 10, 2003, the Administrator shall have the authority in its discretion to permit the exercise of an Option prior to the expiration of one year from the Grant Date based on the Pro Rata Number of Shares formula in Section 8.4(a) hereof and in an amount not to exceed 20% of the Option Shares granted on that Grant Date. In the event that the Participant, whether voluntarily or involuntarily, experiences a change to an employment status or position in the Company that is not eligible for Option grants or is eligible for a lesser number of Options, except as otherwise determined by the Administrator the Option Shares shall cease to vest at the time of such change, except that the Participant shall be entitled to a vesting of a Pro Rata Number of Shares computed in accordance with Section 8.4(a) using the next anniversary of the Grant Date following the change in status.

(c) Grants to Non-Employee Directors shall be vested and exercisable at the Grant Date.

6.4 Form of Payment.

(a) The Administrator shall determine the acceptable form and method of payment for exercising an Option.

(b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i) other Shares, or the designation of other Shares, which have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii) provided that a public market exists for the Shares, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “ NASD Dealer ”) under which the Participant irrevocably elects to exercise the Option and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the Option Shares (a “Cashless Exercise ”);

(iii) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

(d) The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

6.5 Nonassignability of Awards.    Except as determined by the Administrator, no Award shall be assignable or otherwise transferable by the Participant except (a) by will or by the laws of descent and distribution, (b) to a grantor trust or partnership established for estate planning purposes to the extent permitted by Applicable Laws, or (c) in accordance with a Qualified Domestic Relations Order.

7.	Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Participant, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

7.1 The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

7.2 No Incentive Stock Option may be granted more than ten years from the date this Plan was approved by the Board.

7.3 Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Participant under all incentive stock option plans of the Company and its Affiliates, including Incentive Stock Options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the Administrator specifies otherwise in the related agreement governing the Option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest Option Prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7.3 shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

7.4 In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated in the Option Agreement relating to that Incentive Stock Option.

7.5 Any Incentive Stock Option granted to a Ten Percent Shareholder (as defined below), must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

7.6 The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

7.7 Incentive Stock Options may be granted only to Employees. If a Participant changes status from an Employee to a Consultant, that Participant’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7.9.

7.8 No rights under an Incentive Stock Option may be transferred by the Participant, other than by will or the laws of descent and distribution. During the life of the Participant, an Incentive Stock Option may be exercised only by the Participant. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Participant, shall not violate this Section 7.8.

7.9 An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, the three-month period beginning with the Participant’s Termination for any reason other than the Participant’s death or Disability. In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, but is not exercised within, that three-month period provided it is exercised before the Expiration Date. In the case of Termination due to Disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, one year after the Participant’s Termination.

8.	Exercise of Options; Termination

8.1 In General.    An Option shall be exercisable in accordance with this Plan, the Option Agreement under which it is granted, and as prescribed by the Administrator.

8.2 Time of Exercise.    Options shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option is being exercised, and (c) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Option may not be exercised for a fraction of a Share.

8.3 Issuance of Option Shares.    The Company shall issue Option Shares in the name of the person properly exercising an Option. If the Participant is that person and so requests, the Option Shares shall be issued in the name of the Participant and the Participant’s spouse. The Company shall endeavor to issue Option Shares promptly after an Option is exercised. However, until Option Shares are actually issued, as evidenced by the appropriate entry on the stock books of the Company or its transfer agent, no right to vote or receive dividends or other distributions, and no other rights as a shareholder, shall exist with respect to the Option Shares, even though the Participant has completed all the steps necessary to exercise the Option. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Option Shares are issued, except as provided in Section 11.

8.4 Termination

(a) In General.    Except as provided by the Administrator, including in an Award Agreement, after a Participant’s Termination, except as otherwise provided in Sections 8.4(b), (c), (d) and (e), the Participant’s Options shall be exercisable to purchase, or Awards shall be fully vested as to, (A) the number of Shares for which such Awards have vested on the date of that Termination plus (B) (in the event the Award only vests in annual increments and such Termination occurs after the one year anniversary of the Grant Date) the Pro Rata Number of Shares for which the Award would have become vested on the next anniversary of the Grant Date following Termination. As used in this Section 8, the “Pro Rata Number of Shares” shall be equal to (a) the additional number of Shares that would have become vested on the next anniversary of the Grant Date following Termination, multiplied by (b) a fraction, the numerator of which shall be the number of days from the anniversary of the Grant Date preceding Termination and the denominator of which shall be 365, rounded to the nearest whole Share. Except as otherwise provided by the Administrator or in the Award Agreement, such Options shall only be exercisable during the period ending 30 days after the Termination for Options granted prior to July 21, 2005 and the period ending 120 days after Termination for Options granted after July 21, 2005, but in no event after the Expiration Date. To the extent the Participant does not exercise an Option within the time specified for exercise, the Option shall automatically terminate.

(b) Leaves of Absence.    Unless otherwise provided in the Award Agreement, no Option may be exercised more than 90 days after the beginning of a leave of absence, other than a personal or medical leave approved by the Administrator with employment guaranteed upon return. Unless otherwise determined by the Administrator, Options shall not continue to vest during a leave of absence, other than an approved personal or medical leave with employment guaranteed upon return.

(c) Death or Disability.    In the event of the death of a Participant who at the date of death either (i) was an officer of the Company with the title of Assistant Vice President or above or (ii) had been employed by the Company for ten or more continuous years, all Awards that were granted to that Participant with vesting provisions tied to continuation of employment, but are unvested as of the date of the Participant’s death shall become vested, effective as of the date of death. In the event of the death of a Participant who at the date of death is an Employee but qualifies under neither clause (i) or (ii) of the previous sentence, 50% of the Awards that were granted to that Participant but unvested on the date of the Participant’s death shall become vested, effective as of the date of death. Unless otherwise provided by the Administrator, if a Participant’s Termination is due to death or disability (as determined by the Administrator with respect to Nonstatutory Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Options of that Participant may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination of an Employee due to death, such Options shall be exercisable to purchase the number of shares for which the Options were vested as of the Termination Date in accordance with the first two sentences of this Section 8.4(c). In the case of Termination due to disability, such Options shall be exercisable to purchase (A) the number of Shares for which such Options have vested as of the Termination Date, plus (B) the Pro Rata Number of Shares (as defined in Section 8.4(a)) for which the Option would have vested on the next anniversary of the Grant Date (in the event the Option only vests in annual increments and such Termination occurs after the one year anniversary of the Grant Date). In the case of Termination due to death, an Option may be exercised as provided in Section 16. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Participant and been granted this authority as part of that appointment, that guardian or conservator may exercise the Option on behalf of the Participant. Death or disability occurring after a Participant’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Option is not so exercised within the time specified for its exercise, the Option shall automatically terminate.

(d) Divestiture.    If a Participant’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 11.3 or 11.4.

(e) Termination for Cause.    If a Participant’s Termination is due to Cause (as defined below), all of the Participant’s Options shall automatically terminate and cease to be exercisable at the time of Termination. “Cause” means dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an Affiliate, or habitual abuse of alcohol or a controlled substance, in each case as determined by the Administrator.

9.	Provisions of Stock Units

Each Award Agreement reflecting the issuance of a Stock Unit shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a) Consideration.    A Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.

(b) Vesting; Restrictions.    Shares of Common Stock awarded under the agreement reflecting a Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Board. The Administrator may make provisions for accelerated vesting, including (without limitation) accelerated vesting based on length of service.

(c) Accelerated Vesting; Non Executive Directors.    Grants to non-executive directors of Stock Units shall vest upon Termination as follows:

(1) after five years of service, at Termination 50% of otherwise unvested Stock Units shall vest; and

(2) after ten years of service, at Termination 100% of otherwise unvested Stock Units shall vest.

(d) Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the agreement.

(e) Transferability.    Rights to acquire Shares of Common Stock under a Stock Unit agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the agreement remains subject to the terms of the agreement.

(f) Payment Terms.    Each Award reflecting the issuance of a Stock Unit shall specify, on the Grant Date, that issuance of Shares with respect to the Stock Unit will be made at a time and/or upon the occurrence of events that comply with Section 409A of the Code, including, without limitation, on a Change In Control event that is defined in Section 409A(a)(2)(A)(v) and shall include, where required in the case of specified employees, the six-month delay in Section 409A(a)(2)(B).

10.	Consulting or Employment Relationship.

Nothing in this Plan or in any Award Agreement, and no Award shall: (a) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Participant at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (b) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

11.	Certain Transactions and Events

11.1 In General.    Except as provided in this Section 11, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 11.

11.2 Changes in Capital Structure.    In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall make appropriate and equitable adjustments to preserve the value of outstanding and future Awards, including adjustments to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Awards that may be granted to any individual under this Plan, (c) the purchase price of any Stock Award, and (d) the Option Price and number and class of securities issuable under each outstanding Option. Subject to the foregoing requirement, the specific form of any such adjustments shall be determined by the Board. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security.

11.3 Fundamental Transactions.    If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a “Fundamental Transaction”), then, notwithstanding any other provision of this Plan, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution of options or other compensatory awards of equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Stock Awards; (b) accelerate the vesting and termination of outstanding Stock Awards so that Stock Awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel Stock Awards in exchange for cash payments to Participants. The Board need not adopt the same rules for each Stock Award or each Participant.

11.4 Changes of Control.    In connection with a Change of Control, notwithstanding any other provision of this Plan (but subject to section 11.8), the Board may take any one or more of the actions described in Section 11.3. In addition, the Board may extend the date for the exercise of Options (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Option or each Optionee. “Change in Control” shall mean the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who were directors at the beginning of such two-year period, or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 30% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property.

11.5 Divestiture.    If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board, in its sole and absolute discretion, may specify that such transaction or event constitutes a “Divestiture.” In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 11.3 or 11.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Participant.

11.6 Dissolution.    If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion, cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. To the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Options shall terminate just before the dissolution is completed. The Board need not adopt the same rules for each Option or each Optionee.

11.7 Substitute Awards.    The Board may cause the Company to grant Substitute Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Substitute Awards that are Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Awards shall have the same terms and conditions as the options they replace, except that (subject to Section 11) substitute options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

11.8 Compliance with Section 409A.    The Board shall take no action pursuant to this Section 11 that would cause an Award that is exempt from Section 409A of the Code to become subject to Section 409A and noncompliant with Section 409A, or an Award that is subject to Section 409A to become noncompliant with Section 409A, unless the Board clearly indicates in writing its intent to take action under this Section 11 that is noncompliant with Section 409A of the Code.

11.9 Cut-Back to Preserve Benefits.    If the Administrator determines that the net after-tax amount to be realized by any Participant, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Participant in connection with any transaction or event addressed in this Section 11 would be greater if one or more of those steps were not taken with respect to that Participant’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken; provided, however, no such cutback shall be taken in connection with Awards that are subject to Section 409A.

12.	Withholding and Tax Reporting

12.1 Tax Withholding Alternatives.    To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered Shares.

12.2 Reporting of Dispositions.    Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator in writing of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

13.	Compliance with Law

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Options may not be exercised, and Option Shares may not be transferred, in violation of Applicable Law. Thus, for example, Options may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Option Shares, or (b) in the opinion of legal counsel to the Company, those Option Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Option or the transfer of any Award Shares, the Company may require the Participant to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

14.	Amendment or Termination of this Plan or Outstanding Awards

14.1 Amendment and Termination.    The Board may at any time amend, suspend, or terminate this Plan. On termination of the Plan, the Board may pay out benefits under the Plan in a manner that does not result in a violation of Section 409A of the Code.

14.2 Shareholder Approval.    The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law, with the requirements applicable to the grant of Options intended to be Incentive Stock Options or if the amendment would materially enhance the benefits available to participants under the Plan. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan. Unless a greater vote is required by Applicable Law, any amendment to the Plan shall be deemed approved if such amendment receives more affirmative votes than negative votes at a shareholders’ meeting at which a quorum is present.

14.3 Cancellation and Re-Grant of Options.    The Company may not reprice any outstanding Stock Awards under the Plan, including implement any program whereby outstanding Stock Awards will be cancelled and replaced with Stock Awards bearing a lower purchase or exercise price, without first obtaining the approval of the shareholders of the Company; provided, however, that this Section 14.3 shall in no way limit the Company’s ability to adjust Stock Awards as provided under Section 11 above.

14.4 Effect.    No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Administrator determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment; or (b) in connection with any transaction or event described in Section 11, is in the best interests of the Company or its shareholders. The Administrator may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.

15.	Reserved Rights

15.1 Nonexclusivity of this Plan.    This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

15.2 Unfunded Plan.    This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock to be awarded under this Plan. Any obligations of the Company to any Participant shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.

16.	Beneficiaries

A Participant may file a written designation of one or more beneficiaries who are to receive the Participant’s rights under the Participant’s Options after the Participant’s death. A Participant may change such a designation at any time by written notice. If a Participant designates a beneficiary, the beneficiary may exercise the Participant’s Options after the Participant’s death. If a Participant dies when the Participant has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Participant’s estate to exercise the Option or, if there is none, the person entitled to exercise the Option under the Participant’s will or the laws of descent and distribution. In any case, no Option may be exercised after its Expiration Date.

17.	Miscellaneous

17.1 Governing Law.    This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Washington.

17.2 Determination of Value.    Fair Market Value shall be determined as follows:

(a) Listed Stock.    If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “ Value Date ”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

(b) Stock Quoted by Securities Dealer.    If Shares are regularly quoted by a recognized securities dealer, but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c) No Established Market.    If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator will determine Fair Market Value in good faith and consistent with the requirements of Section 409A of the Code to the extent necessary to maintain an exemption from or compliance with Section 409A. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants; (ii) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any; and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

17.3 Reservation of Shares.    During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

17.4 Electronic Communications.    Any Award Agreement, notice of exercise of an Option, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

17.5 Escrow of Shares.    To enforce any restriction applicable to Shares issued under the Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.

17.6 Notices.    Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 17.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

17.7 Arbitration.    Any dispute arising out of or relating to the Plan or any Award Agreement, including (without limitation) breach, termination or the validity thereof, shall be finally resolved by arbitration by a sole arbitrator in Seattle, Washington in accordance with the CPR Rules of Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint OwnersSignature [PLEASE SIGN WITHIN BOX] Date ) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000118603_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 James D. Sinegal 02 Jeffrey H. Brotman 03 Richard A. Galanti 04 Daniel J. Evans 05 Jeffrey S. Raikes COSTCO WHOLESALE CORPORATION 999 LAKE DRIVE ISSAQUAH, WA 98027 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratification of selection of independent auditors. 3 Amendment of Company’s Fifth Restated Stock Incentive Plan. 4 Approval, on an advisory basis, of executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Owners COSTCO WHOLESALE

0000118603_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . Costco Wholesale Corporation 999 Lake Drive, Issaquah, Washington 98027 Proxy for the January 26, 2012 Annual Meeting This Proxy is Solicited by the Board of Directors The undersigned shareholder of Costco Wholesale Corporation (the “Company”) hereby appoints Jeffrey H. Brotman and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 21, 2011, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 26, 2012 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undresigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement. Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR “PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side